Exhibit 99.1

Permex Petroleum Corporation Announces Memorandum of Understanding to potentially fund up to $25 million USD to develop core Permian Basin Assets

VANCOUVER, BC – September 8th, 2025 - Permex Petroleum Corporation (CSE: OIL) (FSE: 75P) (“Permex” or the “Company”), a publicly traded oil and gas exploration and production company with assets in the Permian Basin, is pleased to announce it has entered into a non-binding Memorandum of Understanding (the “MOU”) with Chisos Ltd. (“Chisos”) to potentially fund up to US$25 million, in development capital from Chisos, a Houston-based private oil and gas operator and non-operated interest partner with interests across the United States.

Pursuant to the terms of the MOU, Chisos has agreed to deploy up to US$25 million in development capital to acquire a non-operating working interest of not more than 50% in specific wells and leasehold to be developed and operated by Permex. The financing, which is subject to the negotiation and execution of definitive documentation, is planned to occur over several tranches with the initial target tranche of US$10 million to fund the drilling of eight (8) vertical wells by Permex on its ‘Breedlove” asset in the Permian Basin. Any financing by Chisos is contingent upon Permex matching funds dollar for dollar.

“We believe that this partnership signifies a tremendous vote of confidence in not only the asset quality of Permex’s Midland Basin leasehold but also of the operating team here at Permex. The non-operating structure of Chisos’s potential investment speaks to the confidence Chisos’s team has in Permex’s operational capabilities and development plans,” stated Permex CEO Brad Taillon.

“We believe this opportunity could result in significant enterprise value for Permex and its shareholders by potentially funding the full development of Permex’s core assets in the Midland Basin. We also believe that this is a natural partnership given Chisos’ owner and founder, James Perry Bryan’s experience with our assets and as a previous member of the Company’s board of directors, and we are excited to partner with James Perry Bryan and his team at Chisos” added Taillon.

Chisos’ CEO, Marshall Baker, stated “Chisos has a history with this field and understands the potential value that exists across these assets - we are excited to partner with Permex to help unlock that value.”

Chisos is owned by longtime Texas oilman James Perry Bryan, known professionally for his role as CEO and President of Gulf Canada Resources Limited, Chairman and CEO of Nuevo Energy Company, CEO of Bellwether Exploration and Chairman and CEO of Torch Energy Advisors, Inc among many other significant roles. James Perry Bryan is a former Permex Director and currently beneficially holds approximately 12.75% of current Permex common shares outstanding on a partially diluted basis.

About Permex Petroleum Corporation

Permex Petroleum Corporation (CSE: OIL) (FSE: 75P) is a uniquely positioned junior oil & gas company with assets and operations across the Permian Basin. The Company is focused on the development of oil and gas assets with a strategic emphasis on assets for Bitcoin mining operations alongside hydrocarbon production. For more information, please visit www.permexpetroleum.com.

About Chisos Ltd.

Chisos, Ltd. is a Houston-based oil and gas company dedicated to exploration and production. Opened in 1995 by Torch Energy founder and chairman JP Bryan, Chisos currently operates wells in New Mexico, Texas, Mississippi and Louisiana. Additionally, Chisos participates as a non-operated working interest partner and royalty owner across 10 states and operates pipelines in Louisiana and Mississippi.

For more information about Chisos, please visit www.chisosltd.com.

Contact Information

Permex Petroleum Corporation

Brad Taillon

President & Chief Executive Officer

(713) 730-7797

Renmark Financial Communications USA Inc.

Henri Perron, CPIR:

hperron@renmarkfinancial.com

Tel.: (416) 644-2020 or (212)-812-7680

www.renmarkfinancial.com

For more information about Permex, please visit www.permexpetroleum.com.

Neither the Canadian Securities Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Canadian Securities Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

This press release contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities legislation (collectively, “forward-looking statements”). The forward-looking statements herein are made as of the date of this press release only, and the Company does not assume any obligation to update or revise them to reflect new information, estimates or opinions, future events or results or otherwise, except as required by applicable law. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budgets”, “scheduled”, “estimates”, “forecasts”, “predicts”, “projects”, “intends”, “targets”, “aims”, “anticipates” or “believes” or variations (including negative variations) of such words and phrases or may be identified by statements to the effect that certain actions “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. These forward-looking statements include, among other things, statements relating to the Company’s execution of definitive agreements relating to the terms contained in the MOU, as well as Permex’s ability to secure the necessary financing required to facilitate Chisos’ deployment of capital outlined in the MOU.

Additionally, forward-looking statements involve a variety of known and unknown risks, uncertainties and other factors which may cause the actual plans, intentions, activities, results, performance or achievements of the Company to be materially different from any future plans, intentions, activities, results, performance or achievements expressed or implied by such forward-looking statements. Such risks include, without limitation: that the Company will not be able to execute definitive documentation concerning the terms outlined in the MOU or that the Company will not be able to secure the necessary financing to secure Chisos’ deployment of capital.

The forward-looking statements contained in this press release represent management’s best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Accordingly, readers are advised not to place undue reliance on forward-looking statements. Neither the Company nor any of its representatives make any representation or warranty, express or implied, as to the accuracy, sufficiency or completeness of the information in this press release. Neither the Company nor any of its representatives shall have any liability whatsoever, under contract, tort, trust or otherwise, to you or any person resulting from the use of the information in this press release by you or any of your representatives or for omissions from the information in this press release.